Exhibit 10.3

August 22, 2014

The Abell Foundation, Inc.	Vaccinogen, Inc.
Attn: Robert C. Embry, Jr.,	Attn: Michael G. Hanna, Jr., Ph. D.,
President	Chairman and Chief Executive Officer
111 South Calvert Street, Suite 2300	5300 Westview Drive, Suite 406
Baltimore, Maryland 21202	Frederick, Maryland 21703

Re: Vaccinogen/Abell Investment Agreement

Reference is made to that certain Investment Agreement, dated as of January 16, 2013 (the “Investment Agreement”), by and between Vaccinogen, Inc., a Maryland corporation (“Vaccinogen”), and The Abell Foundation, Inc., a Maryland nonstock corporation (“Abell”). Each of Vaccinogen and Abell is referred to herein as a “Party,” and collectively as the “Parties.”

The Parties acknowledge that Vaccinogen entered into that certain agreement, dated April 24, 2014, with The Investment Syndicate (“TIS”), as amended by that certain Amendment, dated August 21, 2014 (collectively, the “TIS Agreement”), pursuant to which TIS agreed (among other things) to purchase shares (and warrants to purchase additional shares) of common stock of Vaccinogen for an aggregate purchase price of $80,000,000. As a condition precedent to TIS’ obligation to consummate the initial closing with respect to such Vaccinogen securities contemplated in the TIS Agreement, the Parties are entering into this letter agreement (the “Agreement”) contemporaneously with such initial closing and effective as of such date (the “Effective Date”).

By executing this Agreement, each of the Parties hereby agrees as follows:

1.          Notwithstanding anything in the Investment Agreement to the contrary (including, without limitation, Sections 2, 5, 7 and 8 thereof);

(i)            Vaccinogen shall provide notice (in accordance with Section 10(G) of the Investment Agreement) to Abell upon the later to occur of (a) the aggregate investment by TIS of at least $40,000,000 for the purchase of Vaccinogen securities in accordance with the TIS Agreement, and (b) the first patient being given the first three (3) doses of OncoVAX, with positive results (Delayed-Type Hypersensitivity), in the next phase IIIb clinical trial (the “Trigger Event Notice”), it being acknowledged and agreed that “positive results (Delayed-Type Hypersensitivity)” shall have the meaning given to such term in the TIS Agreement;

(ii)           If (and solely to the extent) Abell exercises its “Option” by providing to Vaccinogen, on or before the 14th calendar day following the receipt by Abell of the Trigger Event Notice (the “Trigger Period”), an “Option Notice” to purchase “Shares” (each, as defined in the Investment Agreement), (a) the “Purchase Price” (as otherwise defined in the Investment Agreement) with respect to such Option and Shares shall be Five Dollars and Fifty Cents ($5.50) per share of common stock of Vaccinogen; and (b) in connection with such exercise by Abell, Abell shall not receive any warrants to purchase additional shares of common stock of Vaccinogen;

(iii)          If (a) Abell fails to provide the Option Notice to Vaccinogen during the Trigger Period, or (b) Abell provides the Option Notice to Vaccinogen during the Trigger Period, to the extent Abell fails to purchase shares of common stock of Vaccinogen for an aggregate purchase price equal to the “Facility Amount” (as defined in the Investment Agreement) on or before the fifth “Trading Day” (as defined in the Investment Agreement) following the expiration of the Trigger Period (the “Outside Closing Date”), the Investment Agreement shall terminate and no longer be of any force or effect automatically on the day after the Trigger Period or the Outside Closing Date, as the case may be (the “Termination Date”); provided, however, that if (and only if) Abell exercises its Option and purchases any Shares thereunder on or before the Outside Closing Date, Sections 3, 4, 5, 9 and 10 (other than paragraph (J)) of the Investment Agreement shall survive such termination in accordance with their respective terms. For the avoidance of doubt (and without limiting the foregoing), from and after the Termination Date, Abell shall no longer have the Option and related rights to acquire Vaccinogen securities in accordance with the Investment Agreement, and Vaccinogen shall no longer have any obligations with respect thereto; and

(iv)          This Section 1 shall terminate and no longer be of any force or effect automatically (a) if Abell provides an Option Notice and otherwise fully complies with all of the terms of the Investment Agreement (as modified by this Agreement) and, on or before the Outside Closing Date, Vaccinogen fails to sell the shares of its common stock in accordance with the terms of the Investment Agreement (as modified by this Agreement) and such Option Notice, or (b) upon the termination of the TIS Agreement (or in the event the TIS Agreement is substantially modified in a manner adverse to the interests of Abell without Abell’s prior written consent) prior to the Termination Date.

2.          Abell hereby consents to and approves the TIS Agreement and Vaccinogen’s performance of its obligations thereunder.

3.          From and after the Effective Date, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, in each case, as reasonably requested by the other Party, to carry out the intent of the Parties and accomplish the purposes of this Agreement and the transactions contemplated hereby. No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by each Party. No waiver, forbearance or failure by any Party of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Party’s right to enforce any other provision of this Agreement or a continuing waiver by such Party of compliance with any provision.

4.          This Agreement embodies the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersedes all other prior and contemporaneous commitments, arrangements, agreements and/or understandings, both oral and written, between the Parties with respect to the subject matter hereof. There are no agreements, covenants, representations or warranties with respect to the transactions contemplated hereby other than those expressly set forth herein.

5.          The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

6.          This Agreement shall be construed, governed by, and interpreted in accordance with, the laws of the State of Maryland without regard to principles of conflicts of law.

7.          This Agreement may be executed in any number of counterparts (which may be by facsimile or optically-scanned electronic mail attachment) each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

8.          Anders Halldin (“Halldin”), on behalf of TIS, is an intended third party beneficiary of this Agreement, and shall have the right and power to assert any and all rights hereunder, and to enforce the provisions hereof, in each case, directly and on TIS’ behalf, as if Halldin (on behalf of TIS) is a “Party” hereto.

9.          The Investment Agreement shall remain in full force and effect as modified hereby and as such is hereby ratified and confirmed. Nothing herein shall be deemed to modify or otherwise affect the terms of, or to impair or otherwise affect the rights and obligations of the Parties under, that certain Note and Warrant Purchase Agreement made by and among Vaccinogen and Abell entered into on October 26, 2011, as amended, (the “Note Purchase Agreement”).

AGREED TO AND

ACCEPTED AS OF AUGUST 22, 2014

THE ABELL FOUNDATION, INC,	VACCINOGEN, INC.,
a Maryland nonstock corporation	a Maryland corporation

By:	/s/ Robert C. Embry, Jr.(SEAL)	By:	/s/ Michael G. Hanna, Jr., Ph.D.(SEAL)
Name:	Robert C. Embry, Jr.	Name:	Michael G. Hanna, Jr., Ph. D.
Title:	President	Title:	Chairman and Chief Executive Officer

THE UNDERSIGNED hereby executes this Agreement on behalf of TIS for the purpose of acknowledging the commitments of Vaccinogen provided for in Section 5.9 of the Note Purchase Agreement (a) to relocate its Frederick offices to Baltimore, Maryland within twelve (12) months of the closing of the Venture Capital Financing (as defined in the Purchase Agreement) and to at all times thereafter maintain its headquarters and operations in Baltimore, Maryland, and (b) to construct and maintain (or cause to be constructed and maintained) the next (and principal) manufacturing facility of Vaccinogen and its subsidiaries in Baltimore, Maryland. Without limitation of the foregoing, it is further acknowledged that such commitments shall be enforceable by Abell as provided in Section 5.9 of the Note Purchase Agreement.

/s/ Anders Halldin___________ (SEAL)
Anders Halldin, TIS leader